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                                                                  EXHIBIT 4.1

                      CONSULTING AGREEMENT

AGREEMENT, made this 1st day of June, 2002 by and between ConectiSys Corporation, having its principal place of business at 24307 Magic Mtn. Parkway, Suite 41, Valencia, CA 91355, (hereinafter the "Company") and Clifford Mastricola, having his principal place of business at 110 15TH Street Suite G, Del Mar, CA 92014, (hereinafter the "Consultant"). The agreement will become effective on the first day the consultation commences.

WHEREAS, the Company desires to retain the Consultant for consulting services on connection with the Company's business affairs on a non-exclusive basis, and the Consultant is willing to undertake to provide such services as hereinafter fully set forth:

WITNESSETH

NOW THEREFORE, the parties agree as follows:

1. Term: The two (2) months from the date hereof. Either party may cancel this contract with written notice provided seven (7) days prior to cancellation date.

2. Nature of Services: The Company hereby engages Consultant to render the services hereinafter described during the term hereof (its being understood and agreed that Consultant is free tender the same or similar services to any other entity selected by it).

(1) Consult with Company as directed concerning on-going strategic corporate planning, joint ventures and strategic alliances, including any revision of the Company's client's business plan.

(2) Render advice with respect to leasing and/or other financing arrangements of Company's product lines.

(3) Assist in negotiation of Company's contracts with suppliers and major customers when so required by the Company.

(4) Consult with and advise Company with regards to potential mergers and acquisitions, whether the Company's clients be acquiring or the target of acquisition.

(5) Evaluate the Company marketing and sales requirements.

3. Compensation: It is mutually agreed that the Consultant will be entitled to compensation of 1,000,000 shares of Company's common stock.

4.      Expenses:  Consultant shall pay his own expenses.

5. Complete Agreement: This Agreement contains the entire Agreement between the parties with respect to the contents hereof supersedes all prior agreements and understandings between the parties with the respect to such matters, whether written or oral. Neither this Agreement, nor any term or provisions hereof may be changed, waived, discharged or amended in any manner other than by any instrument in writing, signed by the party

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against which the enforcement of the change, waiver, discharge or amendment is sought.

6. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which shall constitute one Agreement.

7. Survival: Any termination of this Agreement shall not, however, affect the on-going provisions of this Agreement, which shall survive such termination in accordance with their terms.

8. Notice: Any or all notices, designations, consents, offers, acceptance or other communication provided for herein shall be given in writing and delivered in person or by registered or certified mail, return receipt requested, directed to the address shown below unless notice of a change of address is furnished:

If to Consultant:

Clifford Mastricola
110 15th Street
Suite G
Del Mar, CA  92014

If to Company:

ConectiSys Corporation
24307 Magic Mtn. Parkway
Suite 41
Valencia, CA  91355
Attention: Robert Spigno

9. Severability: Whenever possible, each provision of Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable provision had never been contained herein.

10.     Miscellaneous:

(a) All final decisions with the respect to consultation, advice and services rendered by the Consultant to the Company shall rest exclusively with the Company, and Consultant shall not have any right or authority to
bind the Company to any obligation or commitment. (b)   The parties hereby
agree to submit any controversy or claim arising out of or relating to this Agreement to final binding arbitration administered by the American Arbitration Association ("AAA") under its Commercial Arbitration Rules, and further agree that immediately after the filing of a claim as provided herein they shall in good faith attempt mediation in accordance with the AAA Commercial Mediation Rules; provided, however, that the proposed mediation shall not interfere with or in any way impede the progress of arbitration. The parties also agree that (i) the AAA Optional Rules for Emergency Measures of Protection shall apply to any proceedings initiated hereunder; (ii) the arbitrator shall be authorized and empowered to grant any remedy or relief, which the arbitrator deems just and equitable in nature, including, but not limited to, specific performance, injunction, declaratory judgment and other forms of provisional relief in addition to a monetary award; (iii) the arbitrator may make any other decisions including

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interim, interlocutory or partial findings, orders and awards to the full extent provided in Rule 45 of the Commercial Arbitration Rules; and (iv) the arbitrator shall be empowered and authorized to award attorneys' fees to the prevailing party in accordance with Rule45 (d).

Agreed and Accepted on June 1, 2002 by and between:

Conectisys Corporation                  Consultant


By: /S/ ROBERT A. SPIGNO                By:   /s/ CLIFFORD MASTRICOLA
    -------------------------               ---------------------------
    Robert A. Spigno, CEO                   Clifford Mastricola

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